UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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NORWOOD FINANCIAL CORP

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NORWOOD FINANCIAL CORP EXPANDING OUR COMMUNITY 2020 ANNUAL REPORT

DEAR STOCKHOLDERS, We are pleased to share with you the Company’s performance and achievements in this Annual Report. For the year ended December 31, 2020, net income totaled a record level of $15,080,000, an increase of $865,000 from the $14,215,000 earned in the prior year. The increase reflects the benefits derived from the acquisition of UpState New York Bancorp, Inc. (“UpState”), which offset a $4,200,000 increase in the provision for loan losses and $2,049,000 of merger related expenses. Earnings per share on a fully diluted basis were $2.09, compared to $2.25 for the year ended December 31, 2019. For the year ended December 31, 2020, the return on average assets was 0.97%, and the return on average tangible equity was 10.16%, compared to 1.18% and 11.88%, respectively, for the year ended December 31, 2019. The results for the 2020 year were significantly impacted by our efforts to assist our customers during the COVID-19 pandemic, restrictions on business activity, and the costs associated with, and the revenue generated by, our acquisition of UpState. We also increased our cash dividend declared in the fourth quarter of 2020 to $.26 per share, which represents a 4% increase compared to the fourth quarter of 2019. This marks 29 consecutive years of an increase in the Company’s cash dividend, truly an impressive record. I encourage you to read Management’s Discussion and Analysis and the Financial Statements with Footnotes for a full report on our performance. As a 150 year old community bank, Wayne Bank has managed through many uncertain times in the past and 2020 was no exception. During the year, Wayne Bank remained strong, flexible, and responsive to the needs of our existing DURING THE YEAR, WAYNE BANK REMAINED STRONG, FLEXIBLE, & RESPONSIVE TO THE NEEDS OF OUR EXISTING CUSTOMERS, EVEN AS WE EXPANDED INTO NEW MARKETS.

2020 ANNUAL REPORT

customers, even as we expanded into new markets. Our frontline and back office employees worked tirelessly to provide essential financial services, and I am so proud of the dedication and teamwork that was shown.

For your Company, the year's most exciting news was our expansion with the acquisition of UpState and its wholly owned subsidiary, USNY Bank, including the Bank of the Finger Lakes and Bank of Cooperstown brands. As units of Wayne Bank, the Bank of the Finger Lakes encompasses two Community Offices in Geneva and Penn Yan, New York, while the Bank of Cooperstown adds two more in Cooperstown and Oneonta, New York. As a result, Wayne Bank now has 30 Community Office locations throughout five counties in Northeastern Pennsylvania, and five counties in New York.

The acquisition significantly increased the Bank's deposit base and loan portfolio. Deposits now total over $1.5 billion, an increase of 60%, and loans roughly $1.4 billion, a 53% growth. This resulted in truly impressive asset growth, with an end of year total of $1.8 billion in assets.

We are extremely proud to have continued our longstanding mission of providing uninterrupted service and support to our customers and communities, including our local businesses. Throughout the year, we assisted over 1,200 local businesses in obtaining Paycheck Protection Program ("PPP") loans to provide emergency relief to business owners. As an official Small Business Administration Lender, Wayne Bank supported existing customers, as well as other businesses across our markets, with over $95 million in funds. The Bank also processed over $20 million of CARES Act stimulus payments for thousands of individuals.

We also launched an initiative to show support and gratitude to healthcare workers and first responders. Community Offices throughout our market area provided frontline workers with lunch from local restaurants as a way





UpState and USNY Bank

As units of Wayne Bank, the Bank of the Finger Lakes encompasses two Community Offices in Geneva and Penn Yan, New York, (pictured above) while the Bank of Cooperstown adds two more in Cooperstown and Oneonta, New York (pictured below).

NORWOOD FINANCIAL CORP

"...CUSTOMERS APPRECIATING THE SAFETY, SECURITY, AND SIMPLICITY OF OUR ONLINE AND MOBILE BANKING PLATFORMS."


Wayne Bank
33,000+ USERS
MOBILE BANKING
5,500+ INDIVIDUALS
& BUSINESSES UTILIZED
MOBILE DEPOSIT CAPTURE
11,000+ ENROLLED
eSTATMENTS
100+ REMOTE
WORK STATIONS

to show appreciation, while also helping to support the restaurant industry.

In addition, Wayne Bank contributed to hundreds of local schools, food banks, first responders, and neighborhood organizations to support our communities and encourage economic growth.

Technology is always a priority for Wayne Bank, and this year it proved to be more important than ever. We experienced increased usage of all of our digital banking services, with customers appreciating the safety, security, and simplicity of our online and mobile banking platforms. At the end of the fourth quarter, Mobile Banking users totaled over 33,000, Mobile Deposit Capture was utilized by over 5,500 individuals and businesses, 11,000 deposit customers were enrolled in eStatements, and CardValet users increased by 15% over the prior year. We also established over 100 remote work stations for our employees to be able to work safely from home, while providing the same level of outstanding service to our customers.

Our greatest asset has always been our employees and we honor the long-term dedication of those who celebrated milestone years of service with Wayne Bank in 2020. Congratulations to Diane Richter, Willow Community Office Manager, for her remarkable 46 years of service. Senior Vice President, Controller, and Assistant Secretary, Nancy Hart, and Accounting Specialist, Barbara Keesler, both celebrated an impressive 40 years of service. Adding employees celebrating twenty, fifteen, ten, and five year anniversaries, the group represents 405 years of community banking excellence.

Wayne Bank's growth provided many opportunities for employee advancement and over the past year numerous employees were recognized for their

2020 ANNUAL REPORT outstanding contributions. The most senior promotions included Barbara Ridd to Senior Vice President, Gerald Arnese to Vice President, John Baker to Vice President, Derek Bellinger to Vice President, Eric Heieck to Vice President, Geraldine Moore to Vice President, and Tanyia Vannatta to Vice President. We also welcomed many new employees from Bank of the Finger Lakes and Bank of Cooperstown. In 2020, Norwood Financial Corp appointed former UpState Directors, Jeffrey Gifford and Alexandra Nolan, to the Board of Directors of the Company and the Bank. The business expertise and community involvement of these highly respected individuals is a tremendous asset to Norwood as we work to expand our footprint in Upstate New York. On November 4, 2021, Wayne Bank will celebrate our 150 year anniversary. Although so much has changed in 150 years, I am proud to say that Wayne Bank has remained committed to the same mission and core values that were instated upon our founding. We are a community bank that is dedicated to investing in the residents, businesses, and organizations who make our communities a better place to live. From our past to our present and into the future, Wayne Bank is helping the community grow. We truly appreciate the support and confidence of our stockholders. We thank you for your ownership interest in Norwood as we continue to work to enhance shareholder value. Please keep us in mind for all of your financial needs. Lewis J. Critelli President and CEO BO ARD OF DIRECTORS Dr. Andrew A. Forte Vice Chairman Joseph W. Adams Director Jeffrey Gifford Director Kevin M. Lamont Director Alexandra Nolan Director William W. Davis, Jr. Chairman of the Board Lewis J. Critelli President and CEO Susan Campfield Director Meg L. Hungerford Director Ralph A. Matergia, Esq. Director Dr. Kenneth A. Phillips Director Russell L. Ridd, Director Emeritus

DIRECTORY OF OFFICERS NORWOOD FINANCIAL CORP William W Davis, Jr Chairman of the Board Dr Andrew A Forte Vice Chairman of the Board Lewis J Critelli President & Chief Executive Officer William S Lance Executive Vice President, Chief Financial Officer & Secretary John F Carmody Executive Vice President Robert J Mancuso Executive Vice President John H Sanders Senior Vice President WAYNE BANK William W Davis, Jr Chairman of the Board Dr Andrew A Forte Vice Chairman of the Board Lewis J Critelli President & Chief Executive Officer William S Lance Executive Vice President, Chief Financial Officer & Secretary John F Carmody Executive Vice President, Chief Credit Officer Robert J Mancuso Executive Vice President, Chief Operating Officer Jeffrey E Franklin President, Bank of the Finger Lakes Scott D White President, Bank of Cooperstown Ryan J French Senior Vice President, Director of Human Resources John H Sanders Senior Vice President, Retail Lending Manager Diane M Wylam Senior Vice President, Senior Trust Officer Thomas A Byrne Senior Vice President Joseph A Castrogiovanni Senior Vice President Kenneth C Doolittle Senior Vice President John P Ford Senior Vice President Karen R Gasper Senior Vice President Nancy A Hart Senior Vice President, Controller & Assistant Secretary Dawnette M Hotaling Senior Vice President Julie R Kuen Senior Vice President Linda D Mader Senior Vice President Vincent O’Bell Senior Vice President Barbara A Ridd Senior Vice President & Assistant Secretary Eli T Tomlinson Senior Vice President John D Veleber Senior Vice President Gerald J Arnese Vice President John M Baker Vice President Derek C Bellinger Vice President Trip E Crowley Vice President Pilar Cueva Vice President Steven R Daniels Vice President Amanda L Hall Vice President Eric R Heieck Vice President Jill A Hessling Vice President James M King Vice President John E Koczwara Vice President Paul J Kosiba Vice President Kristine Malti Vice President Geraldine Moore Vice President Nancy Murray Vice President Michael G Scaglione Vice President Frank J Sislo Vice President Kara R Suchy Vice President Tanyia Vannatta Vice President John R Wadsworth Vice President Heidi Westfall Vice President NORWOOD INVESTMENT CORP Lewis J Critelli President & Chief Executive Officer William S Lance Treasurer Scott C Rickard Investment Executive, LPL Financial

WWW.WAYNEBANK.COM BANKOFTHEFINGERLAKES.COM BANKOFCOOPERSTOWN.COM